UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Web.com Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of WEB.COM GROUP, INC., a Delaware corporation (the “Company”).  The meeting will be held on May 5, 2010 at 10:30 a.m. local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258 for the following purposes:

1.	To elect one director to hold office until the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 8, 2010.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 5, 2010 at 10:30 a.m. Eastern Standard Time at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258:

The proxy statement and annual report to stockholders are available at  www.proxyvote.com

By Order of the Board of Directors

Matthew P. McClure
Secretary

Jacksonville, Florida
March 23, 2010

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.   A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May 5, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of WEB.COM GROUP, INC. (sometimes referred to as the “Company” or “Web.com”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders.  You are invited to attend this annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about March 23, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 8, 2010 will be entitled to vote at the annual meeting.   On this record date, there were 25,426,827 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 8, 2010 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 8, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.   However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Notice and Access

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.  We are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for year 2009 and other proxy materials via the Internet.  This notice instructs you how to access and review the proxy materials and how to submit your vote over the Internet, and you should follow the instructions set forth in the notice.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of one director; and

•	Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

How do I vote?

You may either vote “For” the nominee to the Board or you may “Withhold” your vote for the nominee.  You may vote “For” or “Against,” or abstain from voting with respect to, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2010.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide your holder account number and proxy access number from the enclosed proxy card.  Your vote must be received by 11:59 p.m. Eastern time on May 4, 2010 to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide your holder account number and proxy access number from the enclosed proxy card.  Your vote must be received by 11:59 p.m. Eastern time on May 4, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Web.com.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

You have one vote for each share of common stock you own as of the close of business on March 8, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “For” the election of one nominee and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication.   Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Web.com’s Secretary at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 23, 2010 to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

A stockholder nomination for director or a proposal that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s annual meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws.  In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Secretary at the Company’s principal executive offices no later than the close of business on February 5, 2011 (90 days prior to the first anniversary of the 2010 Annual Meeting Date) nor earlier than the close of business on January 6, 2011 (120 days prior to the first anniversary of the 2010 Annual Meeting date).  In the event that the Company sets an annual meeting date for 2011 that is not within 30 days before or after the anniversary of the 2010 Annual Meeting date, notice by the stockholder must be received  no earlier than the close of business on the 120th day prior to the 2011 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made.  The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director.  If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully.  You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.  Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.  If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions.  On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.  Generally, “non-discretionary” matters include director elections and other matters like those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•
For the election of director, the nominee needs to receive the most “For” votes (among votes properly cast in person or by proxy) to be elected.  Only votes “For” or “Withheld” affect the outcome of this proposal.

•
To be approved, Proposal 2 – Ratification of Ernst & Young LLP as independent registered public accounting firm for the Company for its fiscal year ending December 31, 2010 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if a majority of the shares outstanding on the record date are represented by stockholders present at the meeting or by proxy.  On the record date, there were 25,426,827 shares outstanding and entitled to vote.  Thus at least 12,713,414 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  Final voting results will be published in a Form 8-K to be filed on or before May 12, 2010.

How can I access the proxy statement and annual report?

You can access the Company’s 2010 Proxy Statement and 2009 Annual Report at www.web.com or by mail, without charge, upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

PROPOSAL 1

ELECTION OF DIRECTORS

Web.com’s Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified or until the director’s death, resignation or removal.  This includes vacancies created by an increase in the number of directors.

As of March 23, 2010, the Board has five members.  There is one director in the class whose term of office expires in 2010.  Mr. McCoy, an outside director, was elected to the Board on May 8, 2007.  If elected at the annual meeting, he would serve until the 2013 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting, and three directors attended the Company’s 2009 annual meeting.

The following is a brief  biography of Mr. McCoy, the nominee for election at the annual meeting, and each additional director whose term will continue after the annual meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING

Robert S. McCoy, Jr., age 70, has served as a member of the Company’s Board since March 2007.  Since November 2003, Mr. McCoy has been a director of Krispy Kreme Doughnuts, Inc., a NYSE listed food company, and is currently Lead Director of the Board, and Chairman of its Audit and a member of its Governance Committee.  Mr. McCoy has been a director of MedCath Corporation since October 2003 and is currently the Chairman of its Audit and Governance and Nominating Committee, and a member of its Compensation Committee.   Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had been a senior executive officer since 1991.  He was also the Chief Financial Officer of South Carolina National Bank from 1984 to 1991.  During his years as Chief Financial Officer of Wachovia Corporation, Mr. McCoy oversaw the merger of First Union Corporation and Wachovia Bank.  Mr. McCoy holds a BBA from Western Michigan University with an Accounting Major.  He is also a certified public accountant, and was a partner in the firm of PricewaterhouseCoopers from 1974-through 1984.

It is the opinion of management and the Board, that the experience of Mr. McCoy, not only through his years of employment, but his subsequent years serving as a director of public companies, including being a member of the Audit and Compensation committees of the above companies, has benefited the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

David L. Brown, age 56, has served as the Company’s Chief Executive Officer since August 2000; as President of the Company from August 1999 to March 2000 and again from August 2000 to September 2007; and as a director since August 1999.  From March 2000 until August 2000, Mr. Brown was employed by Atlantic Partners Group, a private equity firm.  Prior to joining the Company, Mr. Brown was the founder of Atlantic Teleservices, a technology services company, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. degree from Harvard University.

As Chief Executive Officer, Mr. Brown sets the direction and vision of the Company.  He directs the Company’s acquisitions, integration and product development efforts, and the Company’s growth.  It is the opinion of the Board that Mr. Brown’s knowledge of all aspects of the business and its history, combined with his expertise, innovation and excellent business acumen, position him well to serve the Company and its shareholders.

Timothy I. Maudlin, age 59, has served as a member of the Company’s Board since February 2002 and was appointed Lead Director in January 2007.  Mr. Maudlin served as a managing partner of Medical Innovation Partners, a venture capital firm from 1989 through 2007 and President of its management company since 1985.  He is also a director of Sucampo Pharmaceuticals, Inc., a NASDAQ listed pharmaceutical company since September 2006, and is currently the chairman of both, the Audit Committee and the Nominating and Corporate Governance Committee.  Mr. Maudlin also serves on the board of directors of four private companies.  Beginning in 1984 until June 2006, Mr. Maudlin served on the Board of Directors of Curative Health Services, Inc., a biopharmaceutical company, and from February 2005 until June 2006, Mr. Maudlin served as its Chairman.  He is a certified public accountant and holds a B.A. degree from St. Olaf College and a Masters in Management degree from Kellogg School of Management at Northwestern University.

It is the opinion of management and the Board, that Mr. Maudlin’s experience, not only in public companies, but also in the private sector, along with his financial education and background, is a valuable asset to the Company in providing the necessary guidance and advice to management.

Alex Kazerani, age 37, has served as a member of the Company’s Board since September 2007.  From August 2005 until joining the Company’s Board, Mr. Kazerani served on Web.com’s, Inc. Board.  Mr. Kazerani is currently Chief Executive Officer of EdgeCast Networks Inc., where he has served since August 2006.  Prior to co-founding EdgeCast, he was the Chairman and Chief Executive Officer of KnowledgeBase.net, a hosted enterprise knowledge management company with many Fortune 1000 customers, which he started in 2001.  As Chief Executive Officer of  KnowledgeBase.net, Mr. Kazerani was involved in all aspects of the Company and was responsible for its successful development. Prior to starting KnowledgeBase.net, Mr. Kazerani founded HostPro, an industry-leading web hosting and applications provider and he was instrumental in helping it grow into one the largest web hosting companies until its sale in 1999.  Mr. Kazerani has earned a B.A. degree in International Relations and Economics from Tufts University.

It is the opinion of management and the Board that Mr. Kazerani’s experience in the internet industry, makes him uniquely qualified to serve as a director of the Company.  He is able to bring his insight into the business and able to aid management in making decisions that affect the internet business of the Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

Hugh M. Durden, age 67, has served as a member of the Company’s Board since January 2006.  Mr. Durden is currently Chairman of the Alfred I. DuPont Testamentary Trust, Chairman of the Board of Directors of the St. Joe Company, a NYSE listed real estate development company, since 2000, and Chairman of the Investment Committee for the EARTH University Endowment Trust since 2008.  From January 1994 until December 2000, Mr. Durden was President of Wachovia Corporate Services, and Executive Vice President of Wachovia Corporation, a banking institution. Mr. Durden holds a B.A. degree from Princeton University and an M.B.A. from the Freeman School of Business at Tulane University.

It is the opinion of management and the Board, that with over 30 years of experience in corporate finance and an MBA in finance, Mr. Durden is well qualified to make valuable contributions to the Company’s financial strategy, planning and evaluation.  He also has extensive experience as a senior executive in matters of corporate strategy and governance, which enables him to provide direction and valued advice in the Company’s strategic deliberations.

All of the directors bring to the Company excellent experience and unique expertise which are of benefit to the Company.  We believe that their qualifications, business experience, integrity and visionary leadership has helped navigate the Company through turbulent economic times, and will continue to guide the Company and management in the future with the same dedication and honesty as in the past.

SECTION 16 FILINGS

There have been no late Section 16 filings for all Reporting Persons during the 2009 fiscal year.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Global Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board.  The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Durden, Mr. Kazerani, Mr. Maudlin, and Mr. McCoy.  In making this determination, the Board found that none of the independent directors or nominees for director has a material or other disqualifying relationship with the Company.  Mr. Brown, the Chief Executive Officer and President of the Company, is not an independent director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

On January 25, 2007, the Board documented the governance practices followed by the Company by adopting Corporate Governance Principles to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.  The principles are also intended to align the interests of directors and management with those of the Company’s stockholders.  The Corporate Governance Principles set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance, evaluation and succession planning, and board committees and compensation.  The Corporate Governance Principles were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.  The Corporate Governance Principles, as well as the charters for each committee of the Board, are periodically reviewed by the Board, and may be viewed at http://ir.web.com/documents.cfm.

As required under applicable NASDAQ listing standards, in the fiscal year ended December 31, 2009, the Company’s independent directors met 4 times in regularly scheduled executive sessions at which only independent directors were present.  Mr. Maudlin, Lead Director and chairman of the Audit Committee, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.  If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Mr. Brown serves as Chairman of the Board, Chief Executive Officer and President.  Mr. Maudlin serves as Lead Director of the Board.  Mr. Maudlin’s responsibilities as Lead Director include: presiding at all executive sessions of the Board and giving the Chairman and CEO feedback on matters discussed; reviewing and providing input with respect to possible agenda items to be presented at the meeting; serving as principal liaison between the Chairman and the other independent directors of the Board;  providing feedback to the Chairman and acting as a sounding board with respect to strategies, accountability, relationships and other issues; overseeing that the Board discharges its responsibilities, ensuring that the Board evaluates the performance of management objectively and that the Board understands the boundaries between the Board and management responsibilities.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks as well as having oversight of the enterprise risk management of the Company.  The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides the current membership and the meeting information for the fiscal year ended December 31, 2009 for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Hugh M. Durden**	x	x*	x*
Alex Kazerani			x
Timothy I. Maudlin	x*	x
Robert S. McCoy, Jr.	x	x
Total meetings in fiscal year 2009	4	5	1

*	Committee Chairperson.
**	Mr. Durden became Chairman of the Compensation Committee upon the resignation of Mr. Julius Genachowski, effective June 30, 2009.

Below is a description of each committee of the Board.  The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” set forth in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. In the fiscal year ended December 31, 2009, the Audit Committee met four times in executive session with the Company’s independent auditor.

The Audit Committee reviews with management and the Company’s auditors, the Company’s guidelines and policies with respect to risk assessment, risk management, financial risk exposure, and the steps that management takes in its risk assessment procedures and controls.  The Audit Committee charter gives specific authority to the Audit Committee for this assessment of risk, and for oversight of the enterprise risk management of the Company.

The Audit Committee charter can be found on the Company’s website at http://ir.web.com/documents.cfm.  The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as required by Rule 5606 of the NASDAQ Market Rules).  The Board has determined that Mr. Maudlin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

COMPENSATION COMMITTEE

The Compensation Committee of the Board generally reviews and approves the overall compensation policies, plans and programs for the Company.  The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s independent directors, executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs; and reviews succession planning for executive positions. However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making information available to the Board, present executive compensation matters to the entire Board for its review and approval.  Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. The Compensation Committee charter can be found on the Company’s corporate website at http://ir.web.com/documents.cfm.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5606 of the NASDAQ Market Rules).

The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings.  At the request of the Compensation Committee, the Chief Executive Officer may participate in or may be present during any deliberations or determinations of the Compensation Committee regarding his compensation and/or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms.  During 2009 the Compensation Committee met four times in executive session.

In connection with setting executive compensation for the fiscal year ended December 31, 2009, the Compensation Committee engaged PRM Consulting Group (“PRM”), a compensation consulting firm, to evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the Company’s compensation strategy.  As part of its engagement, PRM helped the Compensation Committee develop a comparative group of companies and performed analyses of  compensation levels for that group.  The specific duties of PRM in 2009 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.  The Compensation Committee generally acts on all equity awards to be granted under each of the Company’s Equity Incentive Plans at its regularly scheduled meetings, although from time to time, grants may be made outside of these regularly scheduled meetings to accommodate special business needs.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year.  However, the Compensation Committee also considers matters related to individual compensation as necessary throughout the year.  The Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer.  For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, summary descriptions of the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Chief Executive Officer and the Compensation Committee’s compensation consultant.

The specific determinations with respect to executive compensation for fiscal 2009 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company,  reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company.  The Nominating and Corporate Governance Committee charter can be found on the Company’s corporate website at http://ir.web.com/documents.cfm. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a) (15) of the NASDAQ listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  During 2009, the Nominating Committee met one time in executive session.

When considering candidates for director, the Nominating Committee takes into account a number of factors, including whether the candidate is independent from management and the Company, whether the candidate has the relevant business experience, the composition of the existing board, and his/her contribution to the Company and its shareholders.  In addition, all candidates must meet the requirements set forth in our Corporate Governance guidelines, such as business experience and qualification as independent.  The candidates should be of the highest integrity, possess mature judgment essential to effective decision making, and be able to devote the required amount of time to the work of the Board, and one or more of its committees.

The Nominating Committee does not have a formal policy on diversity.  Candidates for board membership are evaluated using the criteria identified above.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, and has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock.

At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders.  The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

COMPENSATION OF DIRECTORS

The Company pays a quarterly retainer to its directors as follows:

Position	Quarterly Retainer ($)

Non-Employee, Non-Chair Board Member	4,000
Audit Committee Chair	1,000
Compensation Committee Chair	500
Nominating and Corporate Governance Committee Chair	250
Lead Director	2,000

The Company pays per meeting fees of $1,500 for Tier I meetings and $750 for Tier II meetings.  The determination of Tier I and II meetings is at the discretion of the Chairman of the Board and is primarily based on the items to be reviewed and/or acted at the meeting.  The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board and committee meetings in accordance with Company policy.

 Only non-employee directors of the Company are eligible to receive options under the 2005 Non-Employee Directors’ Stock Option (the “2005 Directors Plan”).   Options granted under the 2005 Directors Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

During 2009, the Company granted under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) 30,000 shares of restricted stock units (“stock units”) to each non-employee director.  Although the stock units vest over a three-year period, they are not deliverable to the non-employee director until retirement from the Board, and they are paid in Company stock.

During 2009, the Company granted under the 2005 Directors Plan 4,250 shares of restricted stock to each non-employee director.  The non-employee directors were also granted under the 2005 Directors Plan, the following:  options to purchase 10,500 shares of common stock to Mr. Durden, Chairman of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee; options to purchase 8,500 shares of common stock to Mr. Kazerani; options to purchase 13,500 shares of common stock to Mr. Maudlin, Chairman of the Audit Committee; and options to purchase 8,500 shares of common stock to Mr. McCoy, in each case, immediately following the 2009 Annual Meeting of Stockholders, at an exercise price per share of $4.83, the fair market value of such shares on  the date of grant.  Mr. Maudlin was also granted for his services as Lead Director, an additional grant of 750 shares of restricted stock and options to purchase 2,000 shares of common stock under the 2008 Plan, immediately following the 2009 Annual Meeting of Stockholders, at an exercise price per share of $4.83.  The shares subject to such options vest in a series of 12 successive monthly installments measured from the date of grant, and the shares of restricted stock vest on the first anniversary of the date of grant.  As of March 8, 2010,  no options had been exercised under the 2005 Directors Plan.

During 2009, the Company granted Mr. Julius Genachowski, former Chairman of the Compensation Committee, 30,000 restricted stock units, 4,250 shares of restricted stock, and options to purchase 11,500 shares of common stock, all with the same vesting and exercise price as the other non-employee directors.  Upon Mr. Genachowski’s acceptance of his appointment as Chairman of the Federal Communications Commission, he forfeited these awards along with all previous grants of stock options, and all remaining restricted stock that would have automatically vested upon his resignation.

The following table provides information for fiscal 2009 compensation for non-employee directors who served during fiscal 2009:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total

Hugh M. Durden (2)	$40,000	$59,229	$35,447	$134,676

Julius Genachowski (3)	$27,750	$13,495	$21,314	$62,559

Alex Kazerani (4)	$29,500	$102,775	$61,411	$193,686

Timothy I. Maudlin (5)	$52,750	$62,691	$44,642	$160,083

Robert S. McCoy, Jr. (6)	$40,750	$59,229	$88,840	$188,819

(1)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of this amount are included in Footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010.  The amount shown also includes the grant of restricted stock units, with vesting over three years, granted on February 5, 2009.

(2)
Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated  in accordance with FASB ASC Topic 718 for financial reporting purposes) of  $88,897; an option to purchase 10,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $36,519; an option to purchase 10,500 shares of common stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $27,561; 4,250 shares of restricted common stock granted on May 13, 2008 with a grant fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $37,145; and 4,250 shares of restricted stock granted on May 6, 2009 with a grant fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $20,528.  As of December 31, 2009, Mr. Durden had options outstanding to purchase 77,124 shares of common stock.  The amount shown also includes the grant of 30,000 restricted stock units, with vesting over three years, granted on February 5, 2009.

(3)
Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $88,897; an option to purchase 11,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $39,997; 4,250 shares of restricted common stock granted on May 13, 2008 with a grant fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $37,145.  As of December 31, 2008, Mr. Genachowski had options outstanding to purchase 0 shares of common stock.  Mr. Genachowski resigned as a director and chairman of the Compensation Committee on June 30, 2009, upon his appointment as Chairman of the Federal Communications Commission.  Although upon his resignation, all unvested shares of restricted stock and options became vested, they were forfeited by Mr. Genachowski.

(4)
Includes an option to purchase 25,000 shares of common stock granted on September 30, 2007 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $11,092; an option to purchase 8,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated  in accordance with FASB ASC Topic 718 for financial reporting purposes) of $29,563; an option to purchase 8,500 shares of common stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes of $22,311; 12,500 shares of restricted common stock granted on September 30, 2007 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $131,500; 4,250 shares of restricted common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $37,145; and 4,250 shares of restricted stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB Topic 718 for financial reporting purposes) of $20,528.  As of December 31, 2009, Mr. Kazerani had options outstanding to purchase 32,207 shares of common stock.  The amount shown also includes the grant of 30,000 restricted stock units, with vesting over three years, granted on February 5, 2009.

(5)
Includes an option to purchase 13,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $46,953; an option to purchase 1,000 shares of common stock granted on October 30, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes of $2,112; an option to purchase 15,500 shares of common stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $40,685; 4,250 shares of restricted common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $37,145; 375 shares of restricted stock granted on October 30, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $551, and 5,000 shares of restricted stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $20,528.  As of December 31, 2008, Mr. Maudlin had options outstanding to purchase 91,373 shares of common stock.  The amount shown also includes the grant of 30,000 restricted stock units, with vesting over three years, granted on February 5, 2009.

(6)
Includes an option to purchase 40,000 shares of common stock granted on March 28, 2007 with a grant date fair value (as calculated in accordance with FASB ASAC Topic 718 for financial reporting purposes) of $48,087; an option to purchase 8,500 shares of common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $29,563; an option to purchase 8,500 shares of common stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $22,311; 4,250 shares of restricted common stock granted on May 13, 2008 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $37,145, and 4,250 shares of restricted stock granted on May 6, 2009 with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $20,528.  As of December 31, 2009, Mr. McCoy had options outstanding to purchase 58,624 shares of common stock.  The amount shown also includes the grant of 30,000 restricted stock units, with vesting over three years, granted on February 5, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2009, through June 30, 2009, the Compensation Committee consisted of Messrs. Genachowski (Chair), Maudlin and McCoy, and from July 1, 2009 through December 31, 2009, it consisted of Messrs. Durden (Chair), Maudlin and McCoy.  No member of the Compensation Committee is an officer or employee of the Company, and none of the Company’s executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.  Each of the Company’s directors holds Web.com’s securities as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

MEETINGS OF THE BOARD OF DIRECTORS

The Board met nine times during the last fiscal year.  Each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors.  Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.  All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.  These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board.  The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and communications not requiring Board consideration).  The screening procedures have been approved by a majority of the independent directors of the Board.  All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relates to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted the Web.com Group, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://ir.web.com/documents.cfm.  If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls.  Management is responsible for preparing the financial statements and for establishing and maintaining adequate internal control over financial reporting.  The external auditors are responsible for performing an independent audit of those financial statements and an independent audit of the effectiveness of our internal controls over financial reporting.

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.  In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 114, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.  The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule No. 1, which relates to Ernst & Young LLP’s independence from the Company and its related entities, and has discussed their independence from the Company, including whether Ernst & Young LLP’s provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

From January 1, 2009 until June 30, 2009, the Audit Committee was comprised of Messrs. Maudlin (Chair), Durden, Genachowski, and McCoy, and from July 1, 2009 through December 31, 2009, was comprised of Messrs. Maudlin (Chair), Durden, and McCoy, all of whom satisfied the independence criteria of the NASDAQ listing standards for serving on an audit committee.  SEC regulations require the Company to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Company’s Audit Committee. The Board made a qualitative assessment of Mr. Maudlin’s level of knowledge and experience based on a number of factors, including, but not limited to, his formal education and previous experience as an audit manager with Arthur Andersen and as a chief financial officer, his understanding of internal controls and procedures for financial reporting, and an understanding of audit committee functions and responsibilities, and the Board  has determined that Mr. Maudlin qualifies as a “financial expert” within the meaning of such regulations.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2009, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE
Timothy I. Maudlin, Chair
Hugh M. Durden
Robert S. McCoy, Jr.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting.  Ernst & Young LLP has audited the Company’s financial statements since 2002.  Representatives of Ernst & Young LLP are expected to be present at the annual meeting at which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2008 and December 31, 2009, by Ernst & Young LLP, the Company’s principal accountant (all fees described below were approved by the Audit Committee):

	Fiscal Year Ended
	December 31,
	2009	2008
	(in thousands $)

Audit Fees	773	775

Audit-Related Fees	—	—

Tax Fees (1)	87	79

All Other Fees(2)	2	2

(1)	It includes fees for tax compliance services.
(2)	Subscription to EY Online, a research tool of Ernst & Young.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered accounting firm, Ernst & Young LLP.   While the Audit Committee Charter permits the Audit Committee to delegate pre-approval authority to one or more individuals, as well as to pre-approve defined categories of services, the Audit Committee has not yet done so.  To date, all pre-approval has been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 8, 2010 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Greater Than 5% Holder:
NorthPointe Capital LLC 101 W. Big Weaver, Suite 745 Troy, MI 48084	2,448,305	9.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,683,005	6.6%

S Squared Technology LLC 515 Madison Avenue New York, NY 10022	1,509,078	5.9%

Dimensional Fund Advisors, Inc. Palisades West 6300 Bee Cave Road, Building One Austin, TX 78746	1,321,586	5.1%

Directors and Executive Officers:
David L. Brown (2)	2,146,475	8.4%
Kevin M. Carney (3)	509,011	2.03%
Hugh M. Durden (4)	85,750	*
Alex Kazerani (5)	69,112	*
Timothy I. Maudlin (6)	229,862	*
Robert S. McCoy, Jr. (7)	78,250	*
All current executive officers and directors as a group	4,565,040	17.9%
(6 persons) (8)
	1,365,512	5.3%
Former Executive Officer:
Jeffrey M. Stibel(9)

*	Less than one percent.

(1)
This table is based upon information supplied by officers, directors and stockholders and Schedules 13D, 13F and 13G filed with the Securities and Exchange Commission (the “SEC”).  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 25,426,827 shares outstanding on March 8, 2010, adjusted as required by rules promulgated by the SEC.

(2)
Includes 36,414 shares held by Atlantic Teleservices, L.P. (“Atlantic Teleservices”), 68 shares held by Mr. Brown’s wife, 68 shares held by Mr. Brown’s son and 1,582,206 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2010.  Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices. Mr. Brown shares voting and investment power with respect to these shares with Alton G. Keel, Jr.

(3)	Includes 364,211 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2010.

(4)	Includes 81,500 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2010.

(5)	Includes 52,277 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2010.

(6)	Includes 57,122 shares held by Mr. Maudlin’s wife, and 98,500 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2010.

(7)	Includes 65,500 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2010.

(8)	Includes 3,599,872 shares issuable upon exercise of options exercisable within 60 days after March 8, 2010. See footnotes 1 through 7 above.

(9)
Mr. Stibel resigned as President of the Company and as member of the Board, effective September 30, 2009. Includes 9,834 shares held by a trust and 1,365,712 shares issuable upon the exercise of options.  These shares are fully vested and available for exercise as of now.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers, including their ages as of March 8, 2010.

Name	Age	Position
David L. Brown	56	Chairman, Chief Executive Officer and President
Kevin M. Carney	46	Chief Financial Officer

David L. Brown has served as the Company’s Chief Executive Officer since August 2000; as President of the Company from August 1999 to March 2000, from August 2000 to September 2007, and from October 1, 2009 to present; and as a director since August 1999.  From March 2000 until August 2000, Mr. Brown was employed by Atlantic Partners Group, a private equity firm.  Prior to joining the Company, Mr. Brown was the founder of Atlantic Teleservices, a technology services company, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999.  Mr. Brown holds a B.A. degree from Harvard University.  Mr. Brown has directed the Company’s acquisitions, integration and product development efforts, and the growth of the Company since the Company went public in 2005.

Kevin M. Carney has served as the Company’s Chief Financial Officer since January 2002.  Mr. Carney served as director of finance from September 2000 until January 2002 and from August 1999 until June 2000.  Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000.  Prior to joining us, Mr. Carney served as the chief financial officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999.  Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for the following executives (these named executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our “NEOs”):

David L. Brown	Chairman, CEO and President

Kevin M. Carney	Chief Financial Officer

Jeffrey M. Stibel	Former President

Compensation Philosophy and Objectives

The Company believes that compensation of the Company’s NEOs should:

•	provide a means for Web.com to attract, retain and reward high-quality executives who will contribute to the long-term success of the Company;

•	inspire our NEOs to achieve the Company’s business objectives; and

•	align the financial interests of the NEOs with those of the stockholders.

To achieve these objectives, we use a mix of compensation elements, including:

•	base salary;

•	annual cash incentives;

•	long-term equity incentives;

•	employee benefits and;

•	change of control benefits.

In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:

•
Compensation levels paid by companies in our peer group, with a particular focus on having the target total cash and equity compensation levels at or around the 75th percentile of the compensation paid to similarly situated officers employed by those peer companies, as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	Corporate and/or individual performance, as we believe this encourages our NEOs to focus on achieving the Company’s business objectives;

•	The need to motivate NEOs to address particular business challenges that are unique to any given year;

•	Internal pay equity of the compensation paid to one NEO as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executives;

•
Broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

•
Individual negotiations with NEOs, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer in order to come work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

Role of our Compensation Committee

The Company’s Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our employees, including the administration of the Company’s equity plans and employee benefit plans.  As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our NEOs.  However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to the Board, present executive compensation matters to the entire Board for their review and approval.

With respect to the decisions in 2009 regarding base salary, target bonus levels and equity awards for the NEOs, due to the relatively small size of the Board, the Compensation Committee decided to present its recommendations on NEO compensation (other than equity compensation) to the Board for approval by all of the independent, outside non-employee directors.  The Board approved the Compensation Committee’s recommendations as presented (and these recommendations are described below).  With respect to equity awards made in 2009, due to unanticipated scheduling constraints, the Compensation Committee did not make recommendations to the Board and instead asked the independent Board members to determine the equity awards for the NEOs (and those decisions are set forth below).

As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as Company financial reports and projections, operational data, tax and accounting information, summary descriptions of the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of the Chief Executive Officer and the Compensation Committee’s compensation consultant.

Role of the Compensation Consultant

In connection with making its recommendations for executive compensation for 2009, the Compensation Committee engaged PRM Consulting, (“PRM”), to act as its compensation consultant.  The Compensation Committee directed PRM to provide its analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our compensation program for executive officers in order to better achieve our objectives.  As part of its duties, PRM provided the Compensation Committee with the following services:

•	reviewed and provided recommendations on the composition of the peer group;

•	provided compensation data for similarly situated executive officers at the peer group companies;

•
conducted a review of the compensation arrangements for  the NEOs and other  senior officers, including providing advice on the design and structure of the Company’s annual management bonus plan and executive equity programs, including equity mix, aggregate share usage and target grant levels;

•	provided advice on compensation for all other senior officers;

•	conducted a review of the relationship between the executive compensation arrangements and Company performance;

•	conducted a review of compensation for the Board, and provided recommendations to the Compensation Committee regarding Board pay structure;

•	updated the Compensation Committee on emerging trends/best practices in the area of executive and Board compensation; and

•	reviewed the Compensation Discussion and Analysis for inclusion in the 2009 proxy statement.

In addition to providing these executive and Board compensation services, PRM also prepared a study for review by the Board of the impact on dilution of certain broad-based equity compensation strategies.  The total cost of these other services was approximately $13,750.  Other than providing these limited other services related to the dilution study, PRM did not provide any other services to the Company.  The Company pays the cost for PRM’s services.

PRM does not regularly attend meetings of the Compensation Committee.  Instead, in 2009, the Chairman of the Compensation Committee met with PRM, without management present, to discuss some of the information PRM provided to the Compensation Committee.  As discussed below under “Role of Management”, the Company’s Human Resources, Finance and Legal departments, worked with PRM to provide PRM with the information it needed about the Company and the Company’s compensation programs in order for PRM to provide its services to the Compensation Committee.

Role of Management

For NEOs other than the Chief Executive Officer, the Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted to the Compensation Committee by the Chief Executive Officer.  In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance and determines whether to make any adjustments to his compensation.  The Chief Executive Officer participated in the executive session of the Compensation Committee related to the amount of the 2009 compensation packages for each of the NEOs, including his own but was excused prior to the final determination by the Compensation Committee.

The Company’s Human Resources, Finance and Legal departments work with our Chief Executive Officer to design and develop compensation programs applicable to NEOs and other senior executives that the Chief Executive Officer recommends to the Compensation Committee.  These departments also work with the Chief Executive Officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other Compensation Committee briefing materials and ultimately, to implement the decisions of the Compensation Committee.  Members of these departments and the Chief Executive Officer also work separately with PRM to convey information on proposals that management may make to the Compensation Committee, as well as to allow PRM to collect information about the Company necessary to perform its services to the Compensation Committee.

Compensation Benchmarking

The Compensation Committee reviews relevant market and industry practices on executive compensation to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the executive officers’ interests with those of the stockholders.

To assist the Compensation Committee in its deliberations on executive compensation in 2009, PRM collected and analyzed compensation data from the peer group recommended by PRM.  This data was drawn by PRM from individual company proxy filings for the peer group companies.  PRM also provided data drawn from published surveys (including surveys prepared by Radford and Culpepper), covering a broader group of technology companies.  When using this data, the Compensation Committee benchmarks the NEOs’ compensation only against the peer company group data.  The Compensation Committee uses the broader survey data to review trends in compensation, as well as to provide a frame of reference for the information provided in the peer group data, but does not directly benchmark against this broader industry survey data.

Peer Group

In determining the peer group used for setting 2009 compensation, PRM worked with the Company’s Chief Executive Officer, Chief Legal Officer, Senior Vice President of Investor Relations, and the Senior Vice President of Human Resources to develop a recommended list of peers for the Compensation Committee’s consideration.  This recommended list contained companies that (1) PRM and the officers believed compete for talent with the Company, (2) were in Internet software and services space, and (3), were similar in size to the Company for 2009—that is, these companies had (i) total assets of between $87 million and $1,128 million in 2008, (ii) total market capitalization of between $169 million and $1,919 million in 2008, and (iii) revenue growth of between 0.1% and 67% in 2008. For fiscal year 2009, the Compensation Committee approved the recommended list of 19 peer group companies, without change from PRM’s recommendations:

24/7 Real Media, Inc.	Kenexa Corp.	Sonicwall, Inc.
Concur Technologies, Inc.	Knot, Inc.	Taleo Corp.
Cybersource Corp.	Marchex, Inc.	Ultimate Software Group, Inc.
Dealertrack Holdings, Inc.	Online Resources Corp.	WebMD, Inc.
Digital River, Inc.	Perficient, Inc.	Websense, Inc.
Internap Network Services Corp.	Rightnow Technologies, Inc.
Interwoven, Inc.	Sina Corp.

Compensation Positioning and Compensation Allocations

In general, the Compensation Committee tries to provide for target total cash and equity compensation levels at or around the 75th percentile of the compensation paid to similarly situated officers employed by the peer group companies for target level performance, with compensation above this level possible for exceptional performance.  In trying to achieve this 75th  percentile positioning for target levels of compensation, the Compensation Committee generally sets the various compensation elements as follows:

•	base salaries at or around the median for the peer group companies,

•	target cash bonus compensation at a level such that, when combined with base salary, the target cash compensation is at the 75th percentile of the peer group companies, and

•	target equity compensation at a level such that, when combined with target cash compensation, total cash and equity compensation is at the 75th percentile of the peer group companies.

The Compensation Committee believes targeting total cash and equity compensation at the 75th percentile of the peer group is necessary in order to achieve the primary objectives as described above, of the Company’s executive compensation program.

As can be seen from these percentages, the Compensation Committee’s approach to allocating compensation among the various components gives greater weight to target incentive compensation (both cash and equity).  By weighting incentive compensation more heavily than base salary (that is, since base salaries are targeted at the median), the Compensation Committee makes a significant portion of the executive officers’ total compensation performance-based, and therefore “at risk”, helping to implement a culture in which the officers know that their take home pay, to a large extent, depends on the Company’s performance.  In assigning a value to target equity compensation, for these purposes, the Compensation Committee uses the estimated Black Scholes value.  Since incentive cash and equity awards have both upside opportunities and downside risks, the target percentages set at the beginning of a fiscal year may not equal the compensation actually earned later in that year.

As noted above under “Compensation Philosophy and Objectives”, benchmarking is not the only factor the Compensation Committee considers in setting total compensation and any one element of total compensation.  Other factors, such as economic conditions, performance, internal pay equity and individual negotiations, may play an important role with respect to the compensation offered to any executive in any given year. We believe this approach helps us compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2009

Base Salary. We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a majority of their compensation “at risk”.  The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our executives.  Therefore, base salaries need to be at levels that are competitive with salaries provided by the peer group companies, and so we generally target base salary levels at the median of our peer group companies.

Each year, the Compensation Committee reviews the annual salaries for each of the Company’s named NEOs, considering whether existing base salary levels continue to be at the median  for the peer group companies.  In addition to considering the peer group data, the Compensation Committee may, but does not always, also consider other factors, including the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, and whether the Compensation Committee is generally satisfied with an executive’s past performance and expected future contributions.

In the first quarter of 2009, the Compensation Committee determined that given the uncertain economy, the Company’s financial performance in 2008, and at the recommendation of the Chief Executive Officer, there would be no increase in base salaries for the NEOs for 2009, even though the existing levels of base salary for each NEO was between the 25th percentile and the median for his position among peer group companies. The 2009 base salary levels for each NEO were the same amounts set forth in each of their respective employment agreements with the Company, most recently entered into in December 2008.

Variable Cash Compensation. In addition to earning a base salary, NEOs are eligible to earn additional cash compensation through annual (that is, short term) variable cash bonuses.  Target bonus payment levels are expressed as a percentage of base salary. The variable bonuses are intended to motivate executives to achieve Company-wide operating and/or strategic objectives, and to work at the highest levels of their individual abilities.  The Compensation Committee also recognizes the important role that variable cash compensation plays in attracting and retaining our executives, and therefore sets target levels for variable bonuses (that is, payouts for target performance achievement) so that target total cash compensation falls at or near the 75th percentile for target total cash compensation of executives at the peer group companies.  By weighting cash compensation more heavily toward variable cash compensation (that is, since base salaries are targeted at the median ), the Compensation Committee makes a significant portion of our executive officers’ total cash compensation “at risk”, helping us implement a culture in which the officers know that their take home pay, to a large extent, depends on the Company’s performance.  In addition, in determining the target bonus opportunity for each named executive officer, the Compensation Committee believes that the target annual cash incentive opportunity should make up a larger portion of the NEOs target total cash compensation as the executive’s level of responsibility increases.  Therefore, the target bonus percentage for the Chief Executive Officer and President is generally greater than the target bonus percentages for other NEOs.

The Compensation Committee generally starts the process of determining the target bonus levels, and the corporate and individual performance goals by which performance will be measured under the bonus program, in the last quarter before the start of the applicable year.  Typically, in the fourth quarter of each year, the Compensation Committee considers potential performance measures and the target bonus percentages for the next fiscal year.  As part of this analysis, the Compensation Committee considers the likely bonus payouts for the ongoing fiscal year.  Early in the applicable year, the Committee reviews its preliminary analysis with the Company’s Chief Executive Officer and President, in connection with their review of the prior year’s financial results, budgets for the applicable year and economic forecast.  The Compensation Committee also considers the peer group company data provided by PRM in consultation with the Chief Executive Officer.  The Chief Executive Officer then makes a recommendation to the Compensation Committee on the target bonuses that executives should be eligible to earn for the applicable year.  The Compensation Committee reviews these recommendations, and makes the final determination of the corporate and individual performance goals for the applicable year, as well as the target bonus percentages.

In setting the goals for the year, the Compensation Committee generally considers individual and corporate performance in a subjective manner and without reliance on specific formulas.  In addition, the Compensation Committee may modify these goals at any time during the year.  The Compensation Committee generally does not assign a particular weight to, or ascribe a specific dollar value to, any one of the corporate goals or individual performance achievements.  Instead, at the close of the applicable fiscal year, the Compensation Committee comes to a general, subjective conclusion as to whether the corporate goals were met, whether the executive has performed his duties in a satisfactory manner, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year.  The Compensation Committee may decide to pay bonuses to the executive officers even if the performance goals are not met in recognition of the officer’s efforts throughout the year.  In making the final decision on the amount of bonuses earned, if any, the Compensation Committee considers the review of the year-end financial results as well as the performance reviews for the executive officers given by the Chief Executive Officer.

In sum, the amount of variable compensation that is actually earned by the NEOs is a subjective, entirely discretionary, determination made by the Compensation Committee without the use of pre-determined formulas.  The Compensation Committee believes that maintaining discretion to evaluate the Company's and the executive’s performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties.  Payouts of earned bonuses, if any, are generally made in the first quarter of the year following the year of performance.

In March 2009, the Compensation Committee selected the achievement of non-GAAP earnings per share of at least $0.68 as the primary corporate performance goal for 2009 (the “Company Goal”).  The Compensation Committee picked this goal because it felt that it was the best indicator of the achievement of the execution of the Company’s operating plan in 2009, and the factor that would be most critical to increasing the value of our common stock, therefore aligning the financial interests of the NEOs with those of the stockholders.  No bonus would be earned  for non-GAAP earnings per share of less than $0.68.   For achievement of non-GAAP earnings per share of $0.68, each NEO would be eligible for a bonus (subject to adjustment in the Compensation Committee’s sole discretion, as further explained below) in an amount equal to 75% of their annual target bonus amount.  Achievement of non-GAAP earnings per share above $0.68 would result in greater potential bonuses.  Non-GAAP earnings per share was calculated as GAAP earnings per share, without giving effect of stock-based compensation, amortization of intangibles, restructuring charges and revenue.

For 2009, in light of the importance of the Company Goal and the critical nature of the NEOs’ roles in achieving the Company Goal, the Compensation Committee did not set specific individual performance goals.  Instead, the Compensation Committee decided that it would evaluate the individual’s performance based on a holistic consideration of the officer’s contributions over the course of the year, with the majority of the consideration in the determination of actual bonus size given to the achievement of the Company Goal.

In March, 2009, the Compensation Committee approved the target cash bonuses for each NEO, as set forth in the table below, expressed as a percentage of base salary. The target bonus levels for Mr. Carney and Mr. Stibel reflect the amounts set forth in each of their respective employment agreements with the Company, most recently entered into in December 2008.  Mr. Brown’s target was increased from 90% in 2008 to 100% in 2009, because the Compensation Committee determined that this increase was needed to bring his total target cash compensation up to approximately the 75th percentile for target total cash compensation for the peer group companies.  The other NEOs’ target bonus percentages were not increased, as the Compensation Committee determined that these percentages were already at a level that, when taken together with target salary amounts, were at approximately the 75th percentile for target total cash compensation for the peer group companies, and that no other extraordinary factors existed that created a need to modify the existing target bonus levels.

Following the close of 2009 the Compensation Committee determined that the Company met the Company Goal as it achieved non-GAAP earnings per share of $0.68.  In determining the actual payouts of bonus compensation to the NEO’s, the Compensation Committee primarily considered the achievement of the Company Goal, but also considered the individual performance of each NEO.  In evaluating Mr. Brown’s individual performance, the Compensation Committee considered certain subjective, qualitative and intangible factors, such as Mr. Brown’s leadership and his vision for the Company, which the Compensation Committee believes have played a vital part in the success of the Company to date  In particular, in 2009, Mr. Brown improved shareholder value by focusing on preserving capital in a downturn economy, generating strong cash flow, stabilizing revenues, adding new partners to the business, growing the subscriber base, and acquiring companies that further expanded the ecommerce business of the Company.  In evaluating Mr. Carney’s performance, the Compensation Committee considered certain subjective, qualitative and intangible factors, such as Mr. Carney’s accounting expertise, his management of the Company’s finances, and his continued development of the Company’s Sarbanes-Oxley procedures.  In particular, in 2009, Mr. Carney improved shareholder value by focusing on preserving capital in a downturn economy, generating strong cash flow, stabilizing revenues and establishing and maintaining partnerships with payment processing providers.  The Compensation Committee did not evaluate Mr. Stibel’s performance, as he was ineligible to earn a bonus due to the termination of his employment during the year.  Upon review of the individual performance and actual corporate performance, the Compensation Committee awarded bonuses for 2009 as set forth below.

Name	Title	Target Bonus%(1)	Actual Bonus %(1)

David L. Brown	Chairman, CEO and President	100	78

Kevin Carney	Chief Financial Officer	65	49

Jeffrey M. Stibel	Former President	75	0
__________
(1)  Expressed as a percentage of base salary.

Equity Compensation.  The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation.  The Compensation Committee also awards equity because it believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term gain.  The Compensation Committee also believes that equity compensation is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and employees.

The Compensation Committee generally makes awards of equity compensation so that, when the value of the equity is added to target total cash compensation, the target total cash and equity compensation opportunity falls at or near the 75th percentile for target total compensation of executives at our peer group companies.  However, benchmarking is not the only factor that may be considered when setting equity compensation levels.  The Compensation Committee may also consider, in any given year, other factors, including but not limited to internal pay equity and the potentially dilutive impact of stock awards on the value of the common stock.  As with cash incentive opportunities, in determining the equity opportunity for each NEO, the Compensation Committee believes that the incentive opportunity should make up a larger portion of a NEOs target total compensation as the executive’s level of responsibility increases.  Therefore, the equity awards for the CEO and President are generally greater than the equity awards granted to the other NEOs.

In determining the mix of equity – that is, as between options and stock awards, such as restricted stock and restricted stock units – the Compensation Committee generally considers the current market price of the common stock (and therefore the potential for gains under options as opposed to stock awards in the coming years), the mix of awards granted by the peer group companies, and the number of shares available in the stock plan reserves. The Company has historically granted stock options to the NEOs. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and vest based on continued service over a specified period (typically, four years).  As a result of the way the stock options awards are structured, options provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the period in which the option vests.

In recent years, the Company has granted restricted stock awards to executive officers, which have no exercise price and generally become vested based on continued service over a specified period (typically, four years).  Restricted stock awards provide some level of certain return, which the Compensation Committee believes has been necessary in recent years due to the volatility of the stock market generally, and in the Company’s stock price in particular.  To balance what may be perceived as the greater value of these awards with the Company’s other interests, the Company imposes a four year vesting period (addressing retention issues) and typically awards fewer shares under a restricted stock award than it would under an option award (addressing concerns over dilution).

The vesting of restricted stock awards and stock options is accelerated in the event of death, disability, normal retirement (that is termination of service on or after age 65), and/or the consummation of a change of control.  The Compensation Committee believes these accelerated vesting provisions are appropriate because these terms are consistent with the vesting provisions of the peer group companies, and therefore allow us to attract and retain high quality executives and, in the case of accelerated vesting upon a change of control, the accelerated vesting allows the executives to focus on closing a transaction that may be in the best interest of the Company’s shareholders, even though it may otherwise result in a termination of their employment and therefore a forfeiture of their equity awards.

In 2009, the Compensation Committee asked the full Board (with Mr. Brown and Mr. Stibel abstaining from the vote), to determine the equity awards for the NEOs due to scheduling issues.  The members of the Compensation Committee presented their thoughts to the Board (including summarizing the information provided by PRM).  Mr. Brown also provided his recommendations.  The Board then decided to not make grants of options, and to instead make grants of restricted stock awards to the NEOs, as set forth in the Grants of Plan-Based Awards in the 2009 table below.  This decision on award type was based primarily on the advice provided from PRM, indicating that this grant type was consistent with the grants made by the peer group companies.  In the case of each NEO, the award was considered an “anchor” grant—that is, needed for retention, and so the award was structured with 100% cliff vesting after four years.  As such, it was intended to discourage the NEOs from seeking alternative employment.  In light of the Compensation Committee’s decision to freeze salaries at a level below the median, the Compensation Committee asked PRM to create a special reference set of data showing target incentive compensation only (that is, cash bonus and equity) for the peer group companies.  In consultation with PRM, the Compensation Committee chose to take an average of this data set—that is, the average of the value of the compensation at the median and the 75th percentile, and then to discount it to reflect the current economic environment.  The result was the granting of awards that, when taken together with cash bonus opportunity, resulted in total target incentive compensation that was at  approximately 64% of the average of the mean and 75th percentile of the peer group companies for incentive compensation.  No other material factors affected the size of the awards granted to the NEOs.

Equity Compensation Policies.

Grant Date Guidelines.  On March 19, 2007, the Company adopted written equity grant guidelines setting forth the grant practices and procedures for all equity awards.  Pursuant to these guidelines, equity awards are generally made at regularly scheduled meetings.  However, as necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of those regularly scheduled meetings.

All stock option awards are granted with an exercise price equal to or (for example, in some instances for awards outside the United States) greater than the fair market value of the underlying stock on the effective grant date (or, in accordance with the terms of our approved equity plans, the fair market value of the underlying stock on the date prior to the effective grant date, if an award is made on a non-trading day).

Ownership Guidelines.  As part of our overall corporate governance and compensation practices, the Company has always encouraged our directors and executive officers to hold a significant equity interest in the Company.  In light of current best practices in this area, the Board adopted stock ownership guidelines for our NEOs and Board members, effective March 2010.  Under these guidelines, Mr. Brown must maintain a Required Market Value of Qualifying Shares equal to three (3) times his base salary; and Mr. Carney two (2) times his base salary.  All NEOs have three (3) years to achieve the required share ownership.  All NEOs had met these required levels as of the record date.  The definition of Qualifying Shares includes the following:

•	Shares owned separately by the NEO, or owned either jointly with, or separately, by his immediate family members residing in the same household;

•	Shares held in trust for the benefit of the NEO or his immediate family members;

•	Shares purchased in the open market;

•	Shares held through the Company’s 401(k) Plan;

•	50% of vested stock options;

•	75% of restricted stock awards; and

•	75% of restricted stock units.

Special Transactions.  The Company has a policy that prohibits its executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company stock.

Severance Benefits.   The employment of each of the NEOs is “at will”. However, each of the NEOs is eligible to receive severance benefits upon certain involuntary terminations of employment under the terms of their respective employment agreements.  These agreements reflect the negotiations of each of the NEOs with the Company, as well as a desire to have internal parity among the named executive officers with respect to their potential severance benefits.  The Compensation Committee considers these severance benefits critical to attracting and retaining high caliber executives.  In addition, the Compensation Committee believes that change of control severance benefits and accelerated vesting, if structured appropriately, serve to minimize the distractions to an executive and reduce the risk that an executive officer departs the Company before an acquisition is consummated.  We believe that the existing arrangements allow the executive officers to focus on continuing normal business operations and, in the case of change of control benefits, on the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of the Company will impact their own financial security. That is, these existing arrangements help ensure stability among the executive officer ranks, and will help enable the executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty.  The amount of the benefits provided under each NEO’s employment agreement reflects negotiations with each executive as well as determination by the Compensation Committee, at the time the agreements were entered into, of appropriate internal pay equity among the NEOs in respect of these benefits.  A more detailed description of these provisions is set forth below under “Employment, Severance and Change of Control Agreements”.

In addition, Mr. Stibel resigned as President of the Company effective September 30, 2009.  In consideration for his agreement to assist in transitioning his duties, and as a recognition of his important role in completing the integration of Website Pros and Web.com, and in further consideration for his release of all claims against the Company, the Compensation Committee approved certain severance benefits payable to him under a separation agreement (the terms of which are described in greater detail below under “Employment, Severance and Change of Control Agreements”).  The Compensation Committee felt these benefits were in the best interest of the Company and its shareholders and were consistent with benefits provided by transitioning executives at peer group companies.

Personal Benefits.  Web.com provides only limited perquisites to the NEOs.  In considering potential perquisites, the Compensation Committee reviews the cost to the Company as compared to the perceived value to the Company.  During 2009, the Company continued the life insurance policies purchased in 2008 for Messrs. Brown and Stibel, who hold the right to receive any death benefits that are paid under these policies.  The face value of the policies is $2,000,000 for Mr. Brown and $1,500,000 for Mr. Stibel.  Upon the departure of Mr. Stibel in 2009, the life insurance policy in his name was discontinued.  In addition, in 2009, the Company paid for the cost of a supplemental disability insurance policy for Mr. Brown, which policy provides coverage in addition to that provided under our broad based disability insurance policy, such that he will receive 100% of his salary in the event of a disability.  These life and disability insurance policies were originally obtained as a result of negotiations with executives over potential severance payments upon death or disability.  The Compensation Committee decided that rather than pay severance upon disability or death out of the Company’s general assets, it was more cost effective to provide for these payments through insurance.  The Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent and are consistent with benefits provided by peer group companies.

Other Employee Benefits.  We provide the following benefits to the NEOs, on the same terms and conditions as provided to all other eligible employees:

•	health, dental insurance and vision;

•	basic life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment; and

•	401(k) Plan, with discretionary, non-discriminatory Company matching contributions.

We believe these benefits are consistent with benefits provided by the peer group companies and help us to attract and retain high quality executives.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code, places a limit of $1 million on the amount of compensation that Web.com may deduct in any one year with respect to its Chief Executive Officer and certain other highly compensated executive officers.  Certain types of performance-based compensation (as defined under Section 162(m)) are not subject to the deduction limit.  For example, we believe that the stock options granted to the executive officers qualify under Section 162(m) as performance-based compensation. By contrast, because the vesting of the shares of restricted stock are not subject to the achievement of specified performance objectives, the current restricted stock awards do not qualify as performance-based compensation and accordingly the compensation expense related to such awards to the named executive officers will count toward the $1,000,000 limit on deductibility.

To maintain flexibility in compensating the Chief Executive Officer and the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.  Accordingly, we have granted and may continue to grant awards such as time-based restricted stock awards when the Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of the Company and its stockholders.  The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

In 2009, Messrs. Genachowski (Former Chairman), Durden (Chairman), Maudlin and McCoy were the members of the Compensation Committee.  Mr. Genachowski resigned from the Company as a director and Chairman of the Compensation Committee effective June 30, 2009, and Mr. Durden became Chairman of the Compensation Committee at that time.  None of the members of the Compensation Committee  have ever been employed by the Company.  Each is an “outside director” for purposes of Section 162(m) of the Code.  Each is also “independent” within the meaning of Rule 4200(a) (15) of the NASDAQ listing standards.

Conclusion

Through the compensation arrangements described above, a significant portion of the executive officer’s compensation is contingent on the Company’s performance.  Therefore, the realization of benefits by the executive is closely linked to the Company’s achievements and increases in stockholder value.  The Company remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation in any particular time period.  The Compensation Committee gives careful consideration to the Company’s executive compensation program, including each element of compensation for each executive officer.  The Compensation Committee believes the executive compensation program is reasonable in light of the programs available in the peer group companies.  The Compensation Committee also believes that the compensation program gives the executive officers appropriate incentives, based on each officer’s responsibilities, achievements and ability to contribute to Company’s performance.  The Compensation Committee also believes that the executive officers and senior management make significant contributions toward creating stockholder value.   Finally, the Compensation Committee firmly believes that the Company’s compensation structure and practices encourages management to work for real innovation, business improvements and outstanding shareholder returns, without taking unnecessary or excessive risks.

Risk Analysis of Compensation Plans.

The Compensation Committee has reviewed the compensation policies as generally applicable to the Company’s employees and believes that these policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.  The design of the compensation policies and programs encourage the employees to remain focused on both the short-and long-term goals of the Company.  For example, while the cash bonus plan measure performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages the employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE
Hugh M. Durden, Chair
Timothy I. Maudlin
Robert S. McCoy, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2009 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, President and Chief Financial Officer at December 31, 2009 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Restricted Stock ($)		All Other Compensation ($)(8)	Total ($)

David L. Brown(1)	2009	385,000		300,000		421,308	(2)	346,107		21,994	1,474,409
Chief Executive Officer	2008	372,323		—		361,486	(2)	107,660		21,995	863,464
and President	2007	333,558		200,000		284,934		—		5,674	824,166

Kevin M. Carney(1)	2009	245,000		120,000		172,699	(2)	98,826		3,675	580,200
Chief Financial Officer	2008	239,052		—		173,929	(2)	33,575		3,640	450,196
	2007	229,038		100,000		133,016		—		3,261	465,315

Former Executive Officer:	2009	487,500	(5)	292,500	(6)	278,759	(2)	75,731	(7)	9,315	1,143,805
Jeffrey M. Stibel	2008	325,000		306,250	(4)	134,358	(2)	155,165		32,573	953,346
President(3)	2007	81,250		—		—		—		107	81,357
________

(1)	Mr. Brown’s salary of $385,000 and Mr. Carney’s salary of $245,000 did not go into effect until February 25, 2008.

(2)
Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010. For Mr. Stibel, it includes options that were accelerated due to his severance.

(3)	Mr. Stibel became an employee and executive officer effective September 30, 2007.

(4)	Relocation bonus.

(5)	The salary amount represents Mr. Stibel’s 18 months’ severance payment of his salary.

(6)	Severance bonus.

(7)	Includes restricted stock awards that were accelerated due to his severance.

(8)	“Other Compensation” includes the following payments made on behalf of the executives:

Name	Year	Life Insurance/ Disability Annual Premium ($)	401(k) Match ($)	Relocation Expense ($)	Medical Reimbursement ($)	Total ($)

David L. Brown	2009	17,009	4,985	—	—	21,994
	2008	17,010	4,985	—	—	21,995
	2007	497	5,177	—	—	5,674

Kevin M. Carney	2009	—	3,675	—	—	3,675
	2008	—	3,640	—	—	3,640
	2007	475	2,786	—	—	3,261

Former Executive	2009	3,310	1,125	—	4,880	9,315
Officer:	2008	3,310	8,500	12,300	8,463	32,573
Jeffrey M. Stibel	2007	107	—	—	—	107

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under the Company’s 2005 Stock Option Plan (the “2005 Plan”) and the 2008 Equity Incentive Plan (the”2008 Plan”).  Prior to the adoption of the 2005 Plan, the Company granted options to its executive officers under the 1999 Equity Incentive Plan (the “1999 Plan”).  On September 30, 2007, each outstanding stock option to purchase shares of common stock of Web.com, Inc. (“Legacy Web.com”) converted into and became an option to purchase Company common stock, and the Company assumed such option in accordance with the terms of the stock option plan under which that option was issued (the “Legacy Web.com Plan”), subject to an option exchange ratio calculated in accordance with the Agreement and Plan of Merger and Reorganization executed on June 26, 2007 by and among the Company, Augusta Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Legacy Web.com.

As of March 8, 2010, (i) options to purchase a total of 1,205,163 shares and 1,255,450 shares of restricted stock were outstanding under the 2008 Plan and 242,833shares remain available for grant under the 2008 Plan; (ii) options to purchase a total of 2,569,763 shares were outstanding under the 2005 Plan and 577,210 shares remained available for grant under the 2005 Plan; (iii) options to purchase a total of 2,021,045 shares were outstanding under the 1999 Plan and no shares remain available for grant under the 1999 Plan; and (iv) options to purchase a total of 1,531,800 shares were outstanding that are governed by the terms of the Legacy Web.com Plan, and no shares remained available for grant under the Legacy Web.com Plan.  The Company has never granted any stock appreciation rights.  Options granted generally vest monthly over four years, provided that the employee continues his or her employment with the Company.  Accordingly, an option will provide a return to the employee only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term.  Restricted stock grants to executive officers will generally become unrestricted annually over a four-year period, provided that the executive officer continues to be employed by the Company.

The following tables show for the fiscal year ended December 31, 2009, certain information regarding options granted to, held at year end by, and exercised by the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN 2009

					All Other	All Other
					Stock	Option		Grant
					Awards	Awards	Exercise	Date Fair
					Number	Number of	or Base	Value of
		Estimated future payouts under non-			of Shares	Securities	Price of	Stock and
		equity incentive plan awards			of Stock	Underlying	Option	Options
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(1)	(#)	($/Sh)	($)

David L. Brown	2/4/2009	-	-	-	264,000	—	—	937,200
Kevin M. Carney	2/4/2009	-	-	-	71,000	—	—	252,050
Former Executive Officer: Jeffrey M. Stibel	2/4/2009	-	-	-	158,000	—	—	560,900

(1)	Award of restricted stock. Restrictions lapse on the fourth anniversary from the date of grant and is payable in Company stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)

David L. Brown	67,603	79,897	(1)	8.74	5/13/2018	293,500	1,916,555
	145,831	54,169	(2)	8.92	1/25/2017
	500,000	—		9.00	4/6/2015	—	—
	515,263	—		2.00	11/26/2013
	364,101	—		0.50	5/28/2012

Kevin M. Carney	21,082	24,918	(1)	8.74	5/13/2018	80,200	523,706
	51,040	18,960	(2)	8.92	1/25/2017
	23,957	1,043	(3)	11.25	2/24/2016
	80,000	—		9.00	4/06/2015
	165,103	—		2.00	11/26/2013
	1,428	—		2.00	11/20/2011
	7,142	—		2.00	10/18/2010

Former Executive Officer: Jeffrey M. Stibel(5)	112,579	—		8.74	8/13/2010	—	—
	91,537	—		8.63	8/13/2010	—	—
	1,151,562	—		3.34	7/27/2013	—	—

(1)
1/48th of the shares vest on each monthly anniversary of February 15, 2008 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the  option holder is not providing Continuous Service (as such term is defined in the 2008 Plan) to the Company.  The grant price of these options was the closing price of the stock on May 13, 2008.

(2)
1/48th of the shares vest on each monthly anniversary of January 25, 2007 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(3)
1/48th of the shares vest on each monthly anniversary of February 24, 2006 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(4)
Award of restricted stock.  For Mr. Brown, 59,000 shares vest in equal annual installments measured from February 15, 2008, and 264,000 shares will vest on the 4th anniversary of the date of grant which was February 4, 2009.

For Mr. Carney, 18,400 shares vest in equal annual installments measured from February 15, 2008, and 71,000 shares will vest on the 4th anniversary of the date of grant which was February 4, 2009.

(5)
Mr. Stibel resigned as President of the Company and as member of the Board effective September 30, 2009. Pursuant to his severance arrangement, 55,102 of the outstanding stock options vested and he forfeited 49,008 shares; the remaining stock options were vested at the time of the acquisition of Web.com, Inc. by the Company.  Upon his resignation, 124,000 shares of restricted stock became immediately vested and released, with Mr. Stibel forfeiting 94,000 shares of restricted stock.

(6)	Based on $6.53, the closing price of the stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting #	Value Realized on Vesting ($)

David L. Brown	3,593		15,378.04	14,750	44,102.50	(2)
	928	(1)	3,266.10
	85,714	(1)	301,670.42
	13,358	(1)	47,013.48
	125,000	(1)	627,437.50

Kevin M. Carney	—		—	4,600	13,754	(2)

Former Executive Officer: Jeffrey M. Stibel	—		—	109,000	688,880	(3)
_____________

(1)
Mr. Brown’s options were purchased by the Company pursuant to resolutions adopted by the Board, and in accordance with the Company’s Share Repurchase Plan, which was adopted and approved by the Board on September 4, 2008.  Settlement of these purchased options was in cash, at a price of $5.5195 per share (less the exercise price of each respective option), and the purchase price represents a 5% discount from $5.81, the closing price of the stock on September 2, 2009.

(2)	Based on a price of $2.99, the closing price of the stock on February 15, 2009, the date when this portion of the award became vested.

(3)
Based on a price of $6.32, the closing price of the stock on August 12, 2009.  The shares of restricted stock were the number of shares that Mr. Stibel received upon his resignation from employment.  He forfeited 94,000 shares of restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of the equity compensation plans as of December 31, 2009 are summarized as follows:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,600,538	$6.19	2,563,384

Equity compensation plans not approved by security holders	146,900	$3.77	133,345

Total	6,747,438	$6.19	2,696,729

On April 16, 2009, the Board of Directors authorized the establishment of the Web.com 2009 Inducement Award Plan (“Inducement Plan”), exempt from the shareholder approval requirements of Nasdaq, for the purpose of awarding stock options to employees of Solid Cactus, Inc. and Solid Cactus Call Center, Inc., private entities being acquired by the Company.  Such acquisition closed on April 27, 2009.  The Company filed a registration statement on Form S-8 for 146,900 shares, and these shares were listed with Nasdaq.

Some key provisions of the Inducement Plan are:  (i) the Board of Directors has the power to delegate the administration of the Inducement Plan to the Compensation Committee; (ii) the number of shares that may be issued pursuant to options shall not exceed 146,900; (iii) the exercise price of each option shall not be less than 100% of the fair market value of the common stock on the date of grant; (iv) the options shall be exercisable for a maximum period of 10 years or a shorter period as set forth in the grant agreement; (v) the options may vest in periodic installments that may or may not be equal, as determined in the grant agreement; (vi) no repricing, cancelling or regranting of options is allowed; (vii) shares that are forfeited or cancelled do not revert back to the Inducement Plan; (viii) withholding of shares to satisfy the tax obligation is permitted; (ix) the Board has the right to permit whether an option be granted in the manner of cash or in stock; (x) the Board has the right to accelerate the options; and (xi) the Board can amend, and suspend the Inducement Plan as it deems necessary.

All 146,900 options for shares of common stock were granted at closing, and remain issued to individuals so designated, have been exercised or cancelled.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

      Effective October 28, 2009, Mr. Brown and Mr. Carney, entered into amended employment agreements (the “Agreements”).  The Agreements provide as follows:

      David L. Brown

Salary

Mr. Brown’s annual base salary is $385,000 and is subject to annual review by the Compensation Committee of the Board (the “Committee”).  Effective March 1, 2010, the Committee increased Mr. Brown’s salary to $410,000.

Annual Bonus

Mr. Brown is eligible to earn an annual incentive bonus, as determined by the Committee.  The annual target bonus amount will be set at 90%, or as amended by the Compensation Committee, of his annual base salary.  Mr. Brown must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Benefits

The Company will pay for the premiums for Mr. Brown, of a life insurance policy with coverage at a minimum of $2,000,000, and for a disability insurance policy with coverage at a minimum of 80% of Mr. Brown’s base salary.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Brown is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Brown is entitled to the following, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, and Mr. Brown’s observation of his continuing obligations to the Company following termination:

•
(i) A lump sum severance payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s the-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Brown, subject to withholdings and deductions, (ii) acceleration of the vesting of each then-outstanding, unvested equity award held by Mr. Brown as to that number of shares under each such award that would have vested in the ordinary course had Mr. Brown continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is eighteen (18) and the denominator of which is the  total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Brown’s termination, (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Brown such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Brown’s termination date and (iv) if Mr. Brown timely elects COBRA health insurance coverage, payment by the Company of Mr. Brown’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Brown must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination).

280G Gross-Up

The amended and restated employment agreement of Mr. Brown was modified such that he is entitled to receive a modified Code Section 280G gross-up in an amount not to exceed $1,000,000.

Kevin M. Carney

Salary

Mr. Carney’s annual base salary is $245,000 and is subject to annual review by the Committee.  Effective March 1, 2010, the Committee increased Mr. Carney’s salary to $265,000.

Annual Bonus

Mr. Carney is eligible to earn an annual incentive bonus, as determined by the Committee.  The annual target bonus amount will be set at 65%, or as amended by the Compensation Committee, of his annual base salary.  Mr. Carney must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Carney is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Carney is entitled to the following, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, and Mr. Carney’s observation of his continuing obligations to the Company following termination:

•
(i) A lump sum severance payment to Mr. Carney in an amount equal to twelve (12) months of Mr. Carney’s then-current base salary plus 100% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Carney, subject to withholdings and deductions, (ii) the vesting of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to that number of shares under each such award that would have vested in the ordinary course had Mr. Carney continued to be employed by the Company for an additional twelve (12) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph with respect to such award shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is twelve (12) and the denominator of which is the  total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Carney’s termination (such vesting, the “12 Month Vesting”), (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Carney such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Carney’s termination date and (iv) if Mr. Carney timely elects COBRA health insurance coverage, reimbursement by the Company of Mr. Carney’s COBRA premiums for twelve (12) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Carney must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within twelve (12) months after the termination).

Jeffrey M. Stibel

Jeffrey Stibel resigned as President of the company and member of the Board effective September 30, 2009. Prior to his resignation, his employment agreement provided for the following:

Salary

Mr. Stibel’s annual base salary is $325,000 and is subject to annual review by the Committee.

Annual Bonus

Mr. Stibel is eligible to earn an annual incentive bonus, as determined by the Committee.  The annual target bonus amount will be set at 75% of his annual base salary.  Mr. Stibel must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Benefits

The Company will pay for the premiums for Mr. Stibel, of a life insurance policy with coverage at a minimum of $1,500,000, and for a disability insurance policy with coverage at a minimum of 80% of Mr. Stibel’s base salary.

Post-Termination Exercise Periods

The stock options grant held by Mr. Stibel are amended such that each option awarded to him prior to the commencement of his employment with the Company in his service as an executive officer of Web.com, Inc. which was acquired by the Company in September 2007, shall be exercisable (x) following his termination by reason of death, to the extent then vested, until the earlier of (i) the date that is eighteen (18) months following such termination or (ii) the expiration of the term of the option as set forth in the applicable option agreement; and (y) following his termination by reason of “Disability” (as defined in the Company’s 2008 Equity Incentive Plan”), to the extent then vested, until the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the option as set forth in the applicable option agreement.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Stibel is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Stibel is entitled to the following, subject to Mr. Stibel’s execution of an effective release of claims in favor of the Company, and Mr. Stibel’s observation of his continuing obligations to the Company following termination:

•
(i) A lump sum severance payment to Mr. Stibel in an amount equal to eighteen (18) months of Mr. Stibel’s the-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Stibel, subject to withholdings and deductions, (ii) acceleration of the vesting of each then-outstanding, unvested equity award held by Mr. Stibel as to that number of shares under each such award that would have vested in the ordinary course had Mr. Stibel continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is eighteen (18) and the denominator of which is the  total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Stibel’s termination, (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Stibel such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Stibel’s termination date and (iv) if Mr. Stibel timely elects COBRA health insurance coverage, payment by the Company of Mr. Stibel’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Stibel must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination).

For Mr. Stibel, upon his termination of employment, he received the following benefits:  $487,500 representing 18 months’ salary; $292,500 for accrued bonus for 2009; $171,748, representing the value of accelerated stock options, $515,823, representing the value of accelerated restricted stock; and $4,880 for medical, dental and vision insurance for 2009.

280G Gross-Up

The amended and restated employment agreement of Mr. Stibel was modified such that he is entitled to receive a modified Code Section 280G gross-up in an amount not to exceed $1,000,000.

Termination Agreement

The Company paid the following benefits to Mr. Stibel upon his termination of employment with the Company:

•	Lump sum payment of $780,000; and

•	Vesting of all restricted stock up to February 11, 2010, which is 18 months from August 11, 2009, as provided for in his employment agreement.

Change of Control Provisions

The Company’s executive officers, other than David Brown and Kevin Carney, and some other key employees are entitled to cash severance and vesting acceleration benefits in connection with changes of control as described below under “Executive Severance Benefit Plan.” Mr. Brown and Mr. Carney are entitled to the following vesting acceleration in the event of a change of control:

David L. Brown

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Brown is entitled to receive the following benefits, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•
The Company shall make a lump sum payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s then-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the transaction occurs or (B) the prior year’s Target Bonus actually earned by Mr. Brown, subject to withholdings and deductions, and the vesting of each equity award held by Mr. Brown immediately prior to such Change of Control transaction shall accelerate as to all of the then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

Kevin M. Carney

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Carney is entitled to receive the following benefits, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•
The vesting of each equity award held by Mr. Carney immediately prior to such Change of Control transaction shall accelerate as to 75% of his then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.  Notwithstanding the foregoing, in the event of a Change of Control in which either (A) the acquiring or surviving entity does not agree to assume or otherwise continue Mr. Carney’s outstanding equity awards, or (B) the acquiring or surviving entity does assume or otherwise continue Mr. Carney’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Mr. Carney shall become fully vested and, as applicable, exercisable, effective as of immediately prior to the effective time of such Change of Control.

•
If following the effective date of a Change of Control (as defined in the employment agreement) either (x) the Company (or its successor) terminates Mr. Carney’s employment without cause (and other than as a result of Mr. Carney’s death or disability), or (y) Mr. Carney resigns with good reason, and in either such case such event constitutes a “separation from service”, then Mr. Carney shall be eligible to receive the severance benefits described above in “Severance Benefits” section, except that the vesting acceleration of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to the greater of (A) the 12 Month Vesting or (B) 75% of Mr. Carney’s then-unvested shares.  Mr. Carney’s receipt of these benefits is subject to his execution of an effective release of claims in favor of the Company.

Jeffrey M. Stibel resigned as President of the Company and member of the Board effective September 30, 2009. Prior to his resignation, his change of control benefits were as follows:

Jeffrey M. Stibel

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Stibel is entitled to receive the following benefits, subject to Mr. Stibel’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•
The Company shall make a lump sum payment to Mr. Stibel in an amount equal to eighteen (18) months of Mr. Stibel’s then-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the transaction occurs or (B) the prior year’s Target Bonus actually earned by Mr. Stibel, subject to withholdings and deductions, and the vesting of each equity award held by Mr. Stibel immediately prior to such Change of Control transaction shall accelerate as to all of the then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

2005 Equity Incentive Plan

Under the 2005 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company).  If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or the Company’s affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction.  The Company’s Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

2008 Equity Incentive Plan

Under the 2008 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding stock awards under the 2008 Plan or may substitute similar stock awards for stock awards outstanding under the 2008 Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the specified corporate transaction), and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to stock awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such specified corporate transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award.  The terms of any assumption, continuation or substitution shall be set by the Board.

Except as otherwise stated in the 2008 Plan, in the event of a specified corporate transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding stock awards or substitute similar stock awards for such outstanding stock awards, then with respect to stock awards that have not been assumed, continued or substituted and that are held by participants in the 2008 Plan whose continuous service with the Company has not terminated prior to the effective time of the specified corporate transaction, the vesting of such stock awards (and, with respect to options and stock appreciation rights, the time at which such stock awards may be exercised) shall be accelerated in full to a date prior to the effective time of such specified corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the corporate transaction), and such stock awards shall terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock.

2005 Non-Employee Director’s Stock Option Plan

Under the 2005 Directors’ Plan, in the event of specific significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities in a merger, consolidation or similar transaction in which the Company is not the surviving entity, or a merger, consolidation or similar transaction in which the Company is the surviving entity but the Company’s common stock outstanding immediately prior to the transaction is exchanged for or converted into other property, all outstanding awards under the 2005 Non-Employee Directors’ Stock Option Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company).  If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by optionees then performing services for the Company or any of the Company’s affiliates, the vesting and exercisability of such awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding awards will terminate if not exercised prior to the effective date of the corporate transaction.  The Board may also provide that the holder of an outstanding award not assumed in the corporate transaction will surrender such award in exchange for a payment equal to the excess of (i) the value of the property that the holder would have received upon exercise of the award, over (ii) the exercise price otherwise payable in connection with the award.

2005 Employee Stock Purchase Plan

Under the 2005 Employee Stock Purchase Plan, in the event of specified significant corporate transactions, any then-outstanding rights to purchase Company stock under the 2005 Employee Stock Purchase Plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company).  If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of the Company’s common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately thereafter. The Board of Directors terminated the Employee Stock Purchase Plan effective December 31, 2009.

Executive Severance Benefit Plan

The Executive Severance Benefit Plan (the “Plan”) was amended on October 28, 2009.  The Plan covers officers (other than David Brown, Kevin Carney and prior to his resignation, Jeffrey Stibel), and certain others who have employment agreements, and some of other key employees, as designated by the Board, are also eligible for severance benefits, including cash severance payments and accelerated vesting of outstanding stock and options.

Termination Without Cause or Resignation for Good Reason. Under the Plan, if an Eligible Employee’s (as such term is defined in the Plan) employment with us terminates without cause, or the Eligible Employee terminates his or her employment with good reason, the Eligible Employee is entitled to a lump sum severance payment to the Eligible Employee in an amount equal to six months of the Eligible Employee’s then-current base salary (as defined in the Plan).  Additionally, the Eligible Employee would be entitled to acceleration of six months’ worth of vesting of the shares of stock held by the Eligible Employee and the shares of stock subject to any options held by the Eligible Employee, plus the number of whole months that have elapsed between the Eligible Employee’s vesting commencement date of any cliff vesting award and the date of termination of employment of the Eligible Employee.  Further, we will pay any Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, payments for six months.

Termination Without Cause or Resignation for Good Reason Following a Change of Control.  Under the Executive Severance Benefit Plan, if within eighteen months following a change of control an Eligible Employee’s employment with us terminates without cause, or if the Eligible Employee terminates his or her employment with good reason, the Eligible Employee is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with the Company’s standard payroll practices.  Additionally, the Eligible Employee would be entitled to acceleration of 50% of the then-unvested shares of stock held by the Eligible Employee and the shares of stock subject to any options held by the Eligible Employee.  Further, we will pay any COBRA payments for six months.

Conditions to Receipt of Benefits.  To be eligible to receive benefits under the Executive Severance Benefit Plan, the Eligible Employee must execute a general waiver and release of claims in favor of the Company.  If an Eligible Employee is terminated for cause or resigns without good reason, the Eligible Employee is ineligible for benefits under the Executive Severance Benefit Plan.

Summary of Estimated Amounts Payable Upon a Separation or Change of Control

The table below estimates amounts payable upon a separation, change of control and a separation following a change of control as of December 31, 2009 for Messrs. Brown and Carney, using $6.53, the closing price of the stock on that date:

Name	Termination Without Cause or Resignation for Good Reason		Change of Control		Termination Without Cause or Resignation for Good Reason Following a Change of Control
David L. Brown
Separation Benefit(1)	$993,300		$993,300		$0
Stock Options	$458,054	(2)	$538,221	(3)	$0
Restricted Stock	$542,848		$999,094	(3)	$0
COBRA Premiums(4)	$22,605		—		$22,605
Total	$2,016,807		$2,530,615		$22,605

Kevin M. Carney
Separation Benefit(5)	$372,400		—		$372,400
Stock Options	$133,594	(7)	$138,302	(8)	$363,253	(9)
Restricted Stock	$103,128		$210,346		$0
COBRA Premiums(6)	$15,070		—		$15,070
Total	$624,192		$348,448		$750,723

(1)	Lump sum severance payment in an amount equal to 18 months of then-current base salary plus 150% of prior year’s bonus.

(2)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 18 months.

(3)	Unvested equity awards held will accelerate and become immediately and fully vested.

(4)	Payment by the Company of COBRA premiums for a maximum of 18 months.

(5)	Lump sum severance payment in an amount equal to 12 months of then-current base salary plus 100% of prior year’s bonus.

(6)	Reimbursement of COBRA premiums for a maximum of 12 months.

(7)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 12 months.

(8)	Unvested equity awards held will accelerate as to 75% of the then-unvested awards.

(9)
Unvested equity awards held will accelerate as to the greater of (A) the same extent as such awards would have been vested had employment continued for an additional 12 months or (B) 75% of the then-unvested awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From the beginning of fiscal 2009 until the present, there have been no (and there are no currently proposed) transactions involving an amount in excess of $120,000 in which the Company was (or is to be) a participant and any executive officer, director, 5% beneficial owner of the common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for the named executive officers and directors and compensation arrangements with the other executive officers not required to be disclosed in this section by SEC rules and regulations.

RELATED TRANSACTIONS – POLICY AND PROCEDURES

The Audit Committee has authority to review and approve all related party transactions as set forth in the Audit Committee Charter.  To identify related party transactions, each year, the Company submits and require its directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.  The related party transactions are reviewed due to the potential for a conflict of interest.  A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with the Company’s interests.  In addition, the Nominating and Corporate Governance Committee determines, on an annual basis, which members of the Board are independent (as independence is currently defined in Rule 4200(a) (15) of the NASDAQ listing standards).  The Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.  Finally, the Company’s Code of Conduct establishes the standards of behavior for all employees, officers, and directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Web.com’s stockholders will be “householding” the Company’s proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please either notify your broker or direct your written request to the Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.  You may also make these requests by calling the Secretary at (904) 680-6600.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is available without charge at http://www.web.com or by mail upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Matthew P. McClure
Secretary

Date:  March 23, 2010

WEB.COM GROUP, INC.

AMENDED AND RESTATED CHARTER
OF THE AUDIT COMMITTEE

Adopted: March 3, 2010

Purpose and Policy

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of Web.com Group, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal control over financial reporting, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of registered public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”) and the performance of the Company’s internal audit function.  The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board.   The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”).  The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee and the Auditors, the Company’s financial management and internal auditors.

Composition

The Committee shall consist of at least three members of the Board of Directors.  The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq.  At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time and, so long as required by applicable law, rules or regulations (including Nasdaq rules and regulations), at least one member shall be an “audit committee financial expert” as defined by such applicable law, rules or regulations (including Nasdaq rules and regulations).  The members of the Committee shall be appointed by and serve at the discretion of the Board.  Vacancies occurring on the Committee shall be filled by the Board.  The Chairman of the Committee shall be appointed by the Board.

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Meetings and Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, and in any event at least quarterly.  Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.  The Chairman of the Committee shall report to the Board regularly or whenever so requested by the Board.

Authority

The Committee shall have authority to appoint, determine compensation for, and at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, to appoint and oversee the internal audit function and otherwise to fulfill its responsibilities under this charter.  The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have the authority to review and approve related-party transactions.  The Committee shall have authority to initiate investigations, to provide notices, including notices to the Securities and Exchange Commission, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC.  The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.  The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

Responsibilities

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the internal audit function and the Auditors and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company.  The internal auditors, the Auditors and each such other registered public accounting firm shall report directly and be accountable to the Committee.  The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively.  To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

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(1)           Evaluation and Retention of Auditors.  To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders (if the Committee or the Board elects to submit such retention for ratification by the stockholders).

(2)           Approval of Audit Engagements.   To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

(3)           Approval of Non-Audit Services.  To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

(4)           Audit Partner Rotation.  To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

(5)           Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Rule 3526 of the Public Accounting Oversight Board, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

(6)           Former Employees of Auditor.  To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Company’s Auditors and engaged on the Company’s account.

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(7)           Audited Financial Statement Review.  To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

(8)           Annual Audit Results.  To review with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

(9)           Quarterly Results. To review with management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under standards of the Public Company Accounting Oversight Board (United States).

(10)         Management’s Discussion and Analysis. To review with management and the Auditors on a quarterly and annual basis the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

(11)         Press Releases.  To review with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, prior to external dissemination, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made.  The Chair of the Committee may represent the entire Committee for purposes of this discussion.

(12)         Accounting Principles and Policies.  To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

(13)         Risk Assessment and Management.  To review with management and the Auditors, as appropriate, and oversee the Company’s guidelines and policies with respect to risk assessment and risk management, including the risk of fraud, enterprise risk management, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

(14)         Management Cooperation with Audit.  To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

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(15)         Management Letters. To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

(16)         National Office Communications. To review with the Auditors, as appropriate, communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

(17)         Disagreements Between Auditors and Management.  To review with management and the Auditors or any other registered public accounting firm engaged to perform review nor attest services any material conflicts or disagreements between management and the Auditors or such other accounting firm regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

(18)         Selection of Internal Audit Personnel.  To approve the final selection of the person responsible for the Company’s Internal Audit Program.

(19)         Internal Control Over Financial Reporting.  To confer with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.

(20)         Separate Sessions.  Periodically, to meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function, as appropriate, and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.

(21)         Correspondence with Regulators.  To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

(22)         Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(23)         Regulatory and Accounting Initiatives.  To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

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(24)         Engagement of Registered Public Accounting Firms. To determine and approve engagements of any registered public accounting firm (in addition to the Auditors) to perform any other review or attest service, including the compensation to be paid to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

(25)         Ethical Compliance.  To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related party transactions as required by Nasdaq rules.

(26)         Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

(27)         Proxy Report.  To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(28)         Annual Charter Review.  To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

(29)         Report to Board.  To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

(30)         Annual Committee Evaluation. To conduct an annual evaluation of the performance of the Committee.

(31)         Procedures for Receipt of Attorney Report.  To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

(32)         QLCC Responsibilities.  To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

(33)         General Authority.  To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements.  These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

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